EXHIBIT 99.2
68 — Acquisition of Ca DTPA and Zn DTPA (Calcium and Zinc Diethylenetriaminepentaacetate) to
support a public health emergency response to a radiological or nuclear event
•	Modification 01 — Posted on Sep 14, 2005
General Information

Document Type:	Presolicitation Notice
Solicitation Number:	RFP-DHHS-ORDC-DDA-05-10
Posted Date:	Sep 14, 2005
Original Response Date:	Sep 29, 2005
Current Response Date:	Sep 29, 2005
Original Archive Date:	Dec 31, 2005
Current Archive Date:	Dec 31, 2005
Classification Code:	68 — Chemicals & chemical products
Naics Code:	325414 — Biological Product (except Diagnostic) Manufacturing
Contracting Office Address
Department of Health and Human Services, Office of the Secretary, Office of Public Health Emergency Preparedness, Office of Research and Development Coordination 200 Independence Avenue, SW Room 636G, Washington, DC, 20201
Description
This is a Notice of Intent to negotiate on a Sole Source basis. The U.S. Government has an urgent need to acquire and maintain within the Strategic National Stockpile (SNS) Ca-DTPA and Zn-DTPA (Calcium and Zinc Diethylenetriaminepentaacetate). Currently there is only one manufacturer with a Food and Drug Administration (FDA) Approved Ca-DTPA and Zn-DTPA to treat internal contamination from radioactive elements, Hameln Pharmaceuticals, Gmbh, of Hameln, Germany. Hameln Pharmaceuticals has been granted by the FDA Orphan Drug Exclusivity for a period of 7 years from the date of approval of the New Drug Application (NDA) which was August 11, 2004. In November of 2004 Hameln Pharmaceuticals signed an Exclusive License and Supply Agreement for their FDA Approved Ca-DTPA and Zn-DTPA with Akorn, Inc. of Buffalo Grove, IL for the marketing and distribution of both drugs in the United States and Canada.
Due to the urgency of providing Ca-DTPA and Zn-DTPA for the SNS, HHS intends to utilize the Federal Acquisition Regulation (FAR) Subpart 6.3 ? Other than full and open competition, 6.302-1 Only one Responsible Source and No Other Supplies or Services will Satisfy Agency Requirements. The Government intends to enter into a sole source contract with Akorn, Inc of Buffalo Grove, IL. A commercial item award, resulting from a written RFP is anticipated. The anticipated award date is on or about November 15, 2005. This notice of intent is not a request for competitive proposals. Interested parties may identify their interest and capabilities in response to this requirement by submitting a capabilities statement to Darrick A. Early at the e-mail address below by September 29, 2005. The determination by the Government not to compete the proposed contract based upon responses to this notice is solely within the discretion of the Government.

Comments to this announcement, referencing synopsis RFP-DHHS-ORDC-DDA-05-10 may be submitted to Darrick A. Early at (202) 205-5668 or in writing to darrick.early@hhs.gov. This proposed acquisition is subject to the availability of funds.
Original Point of Contact
Darrick Early, Contract Specialist, Phone 202-401-3693, Fax 202-690-7412, Email darrick.early@hhs.gov — David Beck, Chief Contracting Officer, Phone 202-205-5639, Fax 202-690-7412, Email david.beck@hhs.gov
Current Point of Contact
Darrick Early, Contract Specialist, Phone 202-205-5668, Fax 202-690-7412, Email darrick.early@hhs.gov — David Beck, Chief Contracting Officer, Phone 202-205-5639, Fax 202-690-7412, Email david.beck@hhs.gov
Place of Performance

Address:	Buffalo Grove, IL
Postal Code:	60089
Country:	US